Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-198971) on Form S-8 and in Registration Statement (No. 333-207778) on Form S-3 of IRADIMED CORPORATION of our report dated March 10, 2016, relating to our audit of the financial statements, which appear in this Annual Report on Form 10-K of IRADIMED CORPORATION for the year ended December 31, 2015.

/s/ RSM US LLP

Orlando, Florida

March 10, 2016